Exhibit 7.2
THIS IS THE FIFTH SERIES SUPPLEMENT dated as of March 13, 2007
BETWEEN:
TELUS CORPORATION, in its capacity as Issuer
- and -
COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company under the laws of Canada, in its capacity as Indenture Trustee
          WHEREAS the Issuer and the Indenture Trustee have entered into a trust indenture dated as of May 22, 2001 (the “Indenture”);
          AND WHEREAS pursuant to Section 2.02 of the Indenture, the Issuer may from time to time create and issue one or more new Series of Debt Securities, subject to the satisfaction of certain conditions set forth in the Indenture and in the related Series Supplement;
          AND WHEREAS the Principal Terms of any new Series of Debt Securities are to be set forth in a Series Supplement, which supplements the Indenture in relation to such Series;
          AND WHEREAS this Series Supplement relates to the Series of Debt Securities to be designated as 4.50% Notes, Series CC due March 15, 2012 and the Issuer and the Indenture Trustee are entering into this Series Supplement in order to establish the Principal Terms of such Series and to provide for the issuance of such Series.
          NOW THEREFORE THIS SERIES SUPPLEMENT WITNESSES and it is hereby covenanted, agreed and declared as follows:
ARTICLE ONE
INTERPRETATION
1.01	To be Read with Indenture; Governing Law
          This Series Supplement is supplemental to the Indenture, and the Indenture and this Series Supplement shall hereafter be read together and shall have effect, so far as practicable, with respect to the 4.50% Notes, Series CC due March 15, 2012 as if all the provisions of the Indenture and this Series Supplement were contained in one instrument, which instrument shall be governed by and construed in accordance with the laws of the Province of Ontario, and the laws of Canada applicable in such Province. The parties hereto expressly request and require that this document be drawn up in English. Les parties aux présentes conviennent et exigent que cette entente et tous les documents qui s’y rattachent soient rédigés en anglais.

1.02	Definitions
          (1)       All capitalized terms used but not defined in this Series Supplement shall have the meanings specified in the Indenture except that for the purpose, and only for the purpose, of this Series Supplement and the Notes:
(a)	clause (dd) of the definition of “Permitted Liens” is amended to read as follows:

“(dd) any other Liens not otherwise qualifying as a Permitted Lien under the preceding clauses of this definition provided that, at the applicable time, the sum of (without duplication) (x) the aggregate principal amount of the Indebtedness secured by all such other Liens, plus (y) the Attributable Debt determined at such time of the then outstanding Unrestricted Sale and Lease-Back Transactions to which the Issuer or a Restricted Subsidiary is a party, plus (z) the then outstanding principal amount of all Restricted Indebtedness of the Restricted Subsidiaries, does not exceed 15% of the then applicable Consolidated Net Tangible Assets.”

(b)	the definition of the term “Unrestricted Sale and Lease-Back Transaction” is amended to read as follows:

“Unrestricted Sale and Lease-Back Transaction” shall have the meaning specified in paragraph 3.02(b)(ii) of this Series Supplement.”

(2)	In addition, the following terms shall have the following meanings:

“Additional Amounts” shall have the meaning specified in section 2.07 of this Series Supplement.

“Discounted Value” shall mean, for any Note and any Redemption Date, an amount equal to the sum of the present values of all remaining scheduled payments of principal and interest (not including any portion of the payment of interest accrued as of such Redemption Date) from such Redemption Date to the respective due dates for such payments until maturity of such Note computed on a semi-annual basis by discounting such payments (assuming a 365 day year) to the Redemption Date at the Government of Canada Yield plus 15 basis points.

“Government of Canada Yield” shall mean, with respect to any Note and any Redemption Date, the mid market yield to maturity on the third Business Day (the “Determination Date”) preceding such Redemption Date, compounded semi-annually, which a non-callable Government of Canada Bond would carry if issued, in Canadian Dollars in Canada, at 100% of its principal amount on such date with a term to maturity which most closely approximates the remaining term to maturity of such Note from such Redemption Date as quoted by a dealer selected from time to time by the Issuer and approved by the Indenture Trustee at noon (Toronto time) on such Determination Date.

“Notes” shall have the meaning specified in section 2.01 of this Series Supplement.

“Permitted Indebtedness” of the Restricted Subsidiaries shall mean:
(a)	Indebtedness of the Restricted Subsidiaries from time to time secured by Liens constituting Permitted Liens under any of clauses (a) to (cc) inclusive of the definition of Permitted Liens;

(b)	Indebtedness (excluding Indebtedness outstanding under commercial paper programs) of the Restricted Subsidiaries existing on the date of this Series Supplement and, in the case of any Person which is not a Restricted Subsidiary on the date of this Series Supplement or which ceases to be a Restricted Subsidiary after the date of this Series Supplement, at the time such Person becomes, or again becomes, as the case may be, a Restricted Subsidiary;

(c)	Indebtedness of a Restricted Subsidiary owing to the Issuer or to another Restricted Subsidiary;

(d)	commercial paper issued from time to time by any one or more of the Restricted Subsidiaries in a principal amount of up to Cdn. $1,000,000,000 (or the Equivalent Amount in any other currency or currencies); and

(e)	any extension, renewal or replacement (including successive extensions, renewals or replacements), in whole or in part, of any Indebtedness of the Restricted Subsidiaries referred to in any of the preceding clauses of this definition (provided that the principal amount of such Indebtedness immediately prior to such extension, renewal or replacement is not increased).
“Restricted Indebtedness” of the Restricted Subsidiaries, shall mean at any time, any Indebtedness of the Restricted Subsidiaries which, at such time, is not Permitted Indebtedness.

“Restricted Subsidiary” shall mean (a) TELUS Communications Inc., (b) TELUS Communications Company, and (c) at any time any other Subsidiary of the Issuer if, at the end of the most recent fiscal quarter for which the Issuer has issued its financial statements, the total assets of such Subsidiary exceeds 10% of the consolidated assets of the Issuer and its Subsidiaries, determined in accordance with Canadian generally accepted accounting principles consistently applied, provided that Restricted Subsidiary shall not include any Subsidiary that is principally engaged in the wireless business or TELUS Communications (Québec) Inc.

“Taxes” shall have the meaning specified in section 2.07 of this Series Supplement.
1.03      Conflict Between Series Supplement and Indenture . If any term or provision contained in this Series Supplement shall conflict or be inconsistent with any term or provision of the Indenture, the terms and provisions of this Series Supplement shall govern; provided, however, that the terms and provisions of this Series Supplement may modify or amend the terms of the Indenture solely as applied to the Notes.
1.04      Interpretation Provisions in Indenture. This Series Supplement shall, unless the context otherwise requires, be subject to the interpretation provisions contained in Article One of the Indenture.
1.05      Exhibits Exhibit A to the Series Supplement forms part of this Series Supplement.
ARTICLE TWO
DEBT SECURITIES
2.01	Creation and Designation
          The Issuer is hereby authorized to issue under the Indenture a Series of Debt Securities designated “4.50% Notes, Series CC due March 15, 2012” (the “Notes”) having the terms set forth in this Article Two.
2.02	Limitation on Aggregate Principal Amount
          The aggregate principal amount of the Notes that may be issued (except for Notes issued upon registration of transfer of, or in exchange for, or in lieu of, other Notes) shall be initially limited to Cdn. $300 million. The Issuer may, from time to time, without the consent of any existing Holders of the Notes, create and issue additional Notes hereunder in such additional amounts as the Issuer may determine having the same terms and conditions as the Notes in all respects, except for such variations to such terms and conditions as may be required, in the reasonable and good faith opinion of the Issuer, to reflect the different issue dates of such additional Notes and the then existing Notes and the intention that all such additional Notes and then existing Notes be fungible for trading purposes from the issue date of such additional Notes (which variations may include, among other things, a different issue date, a different issue price, a different interest commencement date, a different first interest payment date, a different initial interest period, and a different interest payment calculation for the initial interest period). Additional Notes so created and issued will be consolidated with and form a single Series with the then existing Notes and, if the Issuer acting reasonably and in good faith determines that it is advisable or advantageous to do so, the Issuer may accept such additional Notes and then existing Notes (including any such Notes in global form held by a Depositary) in exchange for consolidated and restated replacement Notes reflecting the terms and conditions of such additional Notes and then existing Notes.

2.03	Currency
          The Notes shall be denominated in, and all principal of, and premium, interest and other amounts on the Notes shall be payable in, Canadian Dollars. Unless expressly provided to the contrary in this Series Supplement, all amounts expressed in this Series Supplement and in each Note in terms of money refer to Canadian Dollars.
2.04	Denominations

The Notes shall be denominated in integral multiples of $1,000.

2.05	Date and Maturity
          The Series Issuance Date for the Notes shall be March 13, 2007 and the entire principal amount of the Notes shall become due and payable, together with any accrued and unpaid interest on the Notes, on March 15, 2012 (the Stated Maturity of the Notes).
2.06	Interest
          (1)       Interest shall accrue on the aggregate unpaid principal amount of each Note, together, to the extent permitted by Applicable Law, with interest on overdue interest not paid on an Interest Payment Date for the Notes, as well after as before default and judgement, from and including the date such Note is issued to but not including the date of the repayment in full of the principal amount of such Note, at a rate of interest equal to 4.50% per annum. Interest that accrues on a Note for the period from and including the date such Note is issued to but not including September 15, 2007 shall be payable on the first Interest Payment Date (namely, September 15, 2007). Interest on a Note that accrues from and including, September 15, 2007, subject to any variation to the terms and conditions of the initial interest payment under any additional Notes, shall be payable in equal semi-annual instalments on each Interest Payment Date for the Notes and all accrued and unpaid interest on the Notes shall be paid on the Stated Maturity of the Notes. For greater certainty, interest on the Notes will accrue and be calculated for each applicable period prior to an Interest Payment Date, and will be paid on each related Interest Payment Date, in the manner necessary to result in (i) the per annum rate of interest during each year of the term of the Notes being equal to the fixed rate per annum specified above, (ii) interest under the Notes that accrues for the period from and including the date such Notes are issued to but not including, September 15, 2007 being paid under the Notes on the first Interest Payment Date (namely, September 15, 2007), and (iii) interest under the Notes that accrues from and including, September 15, 2007, subject to any variation to the terms and conditions of the initial interest payment under any additional Notes, being paid under the Notes in equal semi-annual instalments on the related semi-annual Interest Payment Dates.
          (2)       Interest on the Notes will be computed on the basis of a year of 365 days.
          (3)       The Interest Payment Dates for the Notes shall be March 15 and September 15 in each year beginning September 15, 2007.

          (4)       The Regular Interest Record Dates for the Notes shall be the last day of February (with respect to the March 15th Interest Payment Date) and the last day of August (with respect to the September 15th Interest Payment Date) in each year.
2.07	Additional Amounts
          (1)       All payments made by the Issuer under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or therein or by any authority or agency thereof or therein having power to tax (hereinafter “Taxes”) unless the Issuer is required to withhold or deduct Taxes by Applicable Law or by the interpretation or administration thereof by the relevant Governmental Authority. If the Issuer is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, the Issuer will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder or beneficial owner (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder or beneficial owner would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to:
(a)	any payment to a holder or beneficial owner who is liable for such Taxes in respect of such Note (i) by reason of such holder or beneficial owner being a Person with whom the Issuer is not dealing at arm’s length for the purposes of the Income Tax Act (Canada) or (ii) by reason of the existence of any present or former connection between such holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership, limited liability company or corporation) and Canada or any province or territory thereof or therein or agency thereof or therein other than the mere holding, use or ownership or deemed holding, use or ownership, or receiving payments or enforcing any rights in respect of such Note as a non-resident or deemed non-resident of Canada or any province or territory thereof or therein or any agency thereof or therein; or

(b)	any Note presented for payment more than 30 days after the later of (i) the date on which such payment first becomes due or (ii) if the full amount of the monies payable has not been paid to the Holders of the Notes on or prior to such date, the date on which the full amount of such monies has been paid to the Holders of the Notes, except to the extent that the Holder of the Notes would have been entitled to such Additional Amounts on presentation of the same for payment on the last day of such period of 30 days; or

(c)	any estate, inheritance, gift, sales, transfer, excise or personal property tax or any similar Tax; or

(d)	any Tax imposed as a result of the failure of a holder or beneficial owner of a Note to comply with certification, identification, declaration or similar reporting requirements concerning the nationality, residence, identity or connection with Canada or any province or territory thereof or therein or agency thereof or therein of such holder or beneficial owner, if such compliance is required by statute or by regulation, as a precondition to reduction of, or exemption, from such Tax; or

(e)	any Tax that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after payment becomes due or is duly provided for, whichever occurs later; or

(f)	any Tax which is payable otherwise than by withholding or deduction from any payment made under or with respect to the Notes; or

(g)	any combination of the above items;
nor will such Additional Amounts be paid with respect to any payment on any Note to a holder or beneficial owner who is a fiduciary or partnership or other than the sole beneficial owner of such Note to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof would not have been entitled to receive a payment of such Additional Amounts had such beneficiary, settlor, member or beneficial owner received directly its beneficial or distributive share of such payment.
          (2)       At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer to its knowledge will be obligated to pay Additional Amounts with respect to such payment, the Issuer will deliver to the Indenture Trustee a Certificate of the Issuer stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Indenture Trustee to pay such Additional Amounts to Holders of the Notes on the payment date.
          (3)       Whenever in the Indenture, this Series Supplement or in any Note there is mentioned, in any context, the payment of principal of, or premium, interest or any other amount on any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. For greater certainty, a default in making any payment of any Additional Amounts when due which default continues for a period of 30 days shall constitute an Event of Default for the purposes of Section 6.01(b) of the Indenture but not for the purpose of Section 6.01(a) of the Indenture.
          (4)       The obligation to pay Additional Amounts will survive any termination or discharge of the Indenture or the redemption, repayment or purchase of the Notes.

2.08	Redemption and Purchase
          (1)       The Notes may be redeemed, in whole or in part at any time and from time to time, at the election of the Issuer for a Redemption Price equal to the greater of (a) the Discounted Value for the applicable Redemption Date of the Notes to be redeemed, and (b) the outstanding principal amount of the Notes to be redeemed. All accrued and unpaid interest on the outstanding principal amount of each Note called for redemption shall be paid to the Redemption Date.
          (2)       In addition, the Notes may be redeemed, in whole, but not in part, at any time at the election of the Issuer for a Redemption Price equal to 100% of the outstanding principal amount of the Notes together with accrued and unpaid interest thereon to the Redemption Date, if the Issuer delivers to the Indenture Trustee an opinion of independent Canadian tax counsel experienced in such matters to the effect that the Issuer has become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the outstanding Notes, any Additional Amounts as a result of a change in the laws (including any regulations promulgated thereunder) of Canada, or any province or territory thereof or therein or any agency thereof or therein having the power to tax, or any change in any official position regarding the application or interpretation of such laws or regulations, which change is announced or becomes effective on or after the Series Issuance Date; provided that the Issuer determines, in its business judgement, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to the Issuer (not including substitution of the obligor under the Notes).
          (3)       The Notes will not be subject to redemption at the election of the Holders of the Notes.
2.09	Sinking Fund
          The Notes will not be subject to repurchase or redemption pursuant to any sinking fund.
2.10	Defeasance
          (1) The Notes will be subject to Defeasance and Covenant Defeasance as described in Article Thirteen of the Indenture.
          (2) United States federal income tax law and the United States Internal Revenue Service are specified as also being applicable for the conditions of the application of Defeasance and Covenant Defeasance in clause 13.01(d)(ii) of the Indenture.
2.11	Form and Certification
          (1) The Notes shall be (a) in registered form only, (b) issued as one or more Global Debt Securities held by, or on behalf of, the Depositary in accordance with Section 2.17 of the Indenture, (c) registered in the name of the Depositary or its nominee as provided for in Section 2.17 of the Indenture, and (d) substantially in the form set forth in Exhibit A to this

Series Supplement, subject to any modifications as may be reasonably required from time to time by the Depository and which are not prejudicial to the beneficial holders of the Notes and subject to any modifications as may be reasonably required from time to time to reflect any variation to the terms and conditions of any additional Notes, or to reflect the terms and conditions of any replacement Note consolidating and restating additional Notes and then existing Notes, as provided in Section 2.02 of this Series Supplement.
          (2) The form of certification of the Notes by the Indenture Trustee shall be substantially in the form of the Indenture Trustee’s Certificate set forth in Exhibit A to this Series Supplement.
2.12	Identification.
          For the purpose of this Series Supplement and the Notes:
(a)	the Depositary shall be CDS;

(b)	the Registrar, Paying Agent and Transfer Agent shall be the Indenture Trustee; and

(c)	the Place of Payment shall be Calgary, Alberta.
2.13	Non-Business Days
          Notwithstanding Section 1.07 or any other provision under the Indenture, if any Interest Payment Date or the Stated Maturity Date is not a Business Day, such payment will be made on the next Business Day, and the Holders of such Notes shall not be entitled to any further interest or other payment in respect of such delay.
ARTICLE THREE
COVENANTS WITH RESPECT TO THE NOTES
3.01	Negative Covenants in the Indenture
          Subsections 5.03(a) and 5.03(c) of the Indenture shall be inapplicable to this Series Supplement and the Notes.
3.02	Additional Negative Covenants
          The Issuer covenants and agrees with the Indenture Trustee for the benefit of the Holders of the Notes that, so long as the Notes are Outstanding and except as otherwise permitted by the prior written consent of the Indenture Trustee:
(a)	Negative Pledge. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or assume any Lien (other than Permitted Liens) upon any of the present or future Principal Property, or any

Property which, together with any other Property subject to Liens (other than Permitted Liens) in the same transaction or series of related transactions, would in the aggregate constitute a Principal Property, of the Issuer or a Restricted Subsidiary to secure Indebtedness of the Issuer or a Restricted Subsidiary unless the Notes (together with, if the Issuer shall so determine, any other indebtedness of the Issuer or a Restricted Subsidiary ranking at least pari passu with the Notes then existing or thereafter created) shall be concurrently secured equally and rateably with (or prior to) such Indebtedness so long as such Lien is outstanding. If at any time the Issuer or any Restricted Subsidiary shall create or assume any Lien to which this subsection is applicable, the Issuer shall promptly deliver to the Indenture Trustee a Certificate of the Issuer stating that its covenant in this subsection has been complied with. If the Issuer shall hereafter secure the Notes equally and rateably with (or prior to) any such other Indebtedness pursuant to this subsection, the Indenture Trustee is hereby authorized to enter into an indenture or agreement supplemental to the Indenture and this Series Supplement and to take such action, if any, as it may deem advisable to enable the Indenture Trustee to effectively enforce the rights of the Holders of the Notes so secured equally and rateably with (or prior to) the obligees of such Indebtedness; provided however that the Indenture Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times.
(b)	Sale and Lease-Back Transactions. The Issuer shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction, except for:
(i)	any Sale and Lease-Back Transaction constituting a Permitted Lien under any of clauses (a) to (t) inclusive, and any of clauses (v) to (cc) inclusive, of the definition of Permitted Liens; or

(ii)	any Sale and Lease-Back Transaction that is not otherwise permitted under paragraphs (i) or (iii) of this subsection and in respect of which the Issuer or such Restricted Subsidiary would, at the time it enters into such Sale and Lease-Back Transaction, be entitled to create a Lien on the Principal Property (or the properties, as the case may be) subject to such Sale and Lease-Back Transaction to secure Indebtedness at least equal in amount to the Attributable Debt in respect of such Sale and Lease-Back Transaction without being required to equally and rateably secure the Notes pursuant to subsection (a) of this Section (any Sale and Lease-Back Transaction entered into in compliance with this paragraph being an “Unrestricted Sale and Lease-Back Transaction”); or

(iii)	any Sale and Lease-Back Transaction if the Issuer or such Restricted Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the greater of the fair market value of the Principal Property (or the properties, as the case may be) sold or transferred and leased back pursuant to such Sale and Lease-Back Transaction or the net proceeds of such Sale and Lease-Back Transaction and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the Principal Property (or the properties, as the case may be) sold or transferred and leased back pursuant to such Sale and Lease-Back Transaction, to (x) the retirement (other than any mandatory retirement), within 180 days after the effective date of such Sale and Lease-Back Transaction, of Indebtedness of the Issuer (which may but need not include the Debt Securities of any Series) ranking on a parity with, or prior to, the Notes and owing to a Person other than the Issuer or any Affiliate of the Issuer, or (y) the purchase, construction or improvement of real property or personal property used by the Issuer or the Restricted Subsidiaries in the ordinary course of business.
(c)	Restricted Subsidiary Indebtedness. The Issuer shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Restricted Indebtedness, unless after giving effect to the incurrence of such Restricted Indebtedness and the application of the proceeds therefrom, the sum of (without duplication) (x) the aggregate principal amount of Restricted Indebtedness of all Restricted Subsidiaries at such time, plus (y) the then outstanding principal amount of Indebtedness of the Issuer at such time secured by Liens (other than any Lien constituting a Permitted Lien under any of clauses (a) to (cc) inclusive of the definition of Permitted Liens), plus (z) Attributable Debt relating to then outstanding Unrestricted Sale and Lease-Back Transactions of the Issuer, would not exceed 15% of Consolidated Net Tangible Assets.
ARTICLE FOUR
MISCELLANEOUS PROVISIONS
4.01	Confirmation of Indenture
          The Indenture, as amended and supplemented by this Series Supplement, is in all respects confirmed.
4.02	Acceptance of Trusts
          The Indenture Trustee hereby accepts the trusts in this Series Supplement declared and provided for and agrees to perform the same upon the terms and conditions and subject to the provisions set forth in the Indenture.

4.03	Counterparts and Formal Date
          This Series Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which shall together constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date set forth on the first page of this Series Supplement.
[The remainder of this page intentionally left blank.]

          IN WITNESS OF WHICH the Issuer and the Indenture Trustee have caused this Series Supplement to be duly executed by their duly authorized officers as of the date specified on the first page of this Series Supplement.

COMPUTERSHARE TRUST COMPANY OF CANADA		TELUS CORPORATION

by:		by:

	Name:		Name: Robert G. McFarlane
	Title:		Title: Executive Vice President and Chief Financial Officer

by:		by:

	Name:		Name: Robert Gardner
	Title:		Title: Senior Vice President and Treasurer

EXHIBIT A TO FIFTH SERIES SUPPLEMENT
TELUS CORPORATION

No. •	Cdn. $ •
CUSIP No. •
4.50% Notes, Series CC due March 15, 2012
          TELUS Corporation (the “Issuer”) for value received hereby acknowledges itself indebted and promises to pay to the Holder hereof on presentation and surrender of this 4.50% Note, Series CC (the “Note”) at the principal office of Computershare Trust Company of Canada (the “Indenture Trustee”, which term shall include its successors under the Indenture hereinafter referred to) in Calgary, Alberta, Canada, the principal amount of Three Hundred Million dollars in lawful money of Canada ($300,000,000), and to pay interest on the outstanding principal amount hereof at the same place in like money at the rate of 4.50% per annum, as well after as before maturity, default and judgement, with interest on overdue interest at the same rate as more particularly specified in the Indenture.
          The outstanding principal amount of this Note is payable in one instalment on March 15, 2012. Interest on this Note that accrues for the period from and including March 13, 2007, to but not including, September 15, 2007, is payable on the first Interest Payment Date (namely, September 15, 2007). Interest on this Note that accrues from and including September 15, 2007 is payable in equal semi-annual instalments on March 15 and September 15 of each year beginning March 15, 2008. All accrued and unpaid interest on this Note is payable on the Stated Maturity of this Note (namely, March 15, 2012).
          All payments made by the Issuer under or with respect to this Note will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or therein or by any authority or agency thereof or therein having power to tax (hereinafter “Taxes”) unless the Issuer is required to withhold or deduct Taxes by Applicable Law or by the interpretation or administration thereof by the relevant Governmental Authority. If the Issuer is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, the Issuer will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder or beneficial owner (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder or beneficial owner would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to:
(a)	any payment to a holder or beneficial owner who is liable for such Taxes in respect of such Note (i) by reason of such holder or beneficial owner being a Person with whom the Issuer is not dealing at arm’s length for the purposes of the Income Tax Act (Canada) or (ii) by reason of the existence of any present or former connection between such holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership, limited liability company or corporation) and Canada or any province or territory thereof or therein or agency thereof or therein other than the mere holding, use or ownership or deemed holding, use or ownership, or receiving payments or enforcing any rights in respect of this Note as a non-resident or deemed non-resident of Canada or any province or territory thereof or therein or any agency thereof or therein; or
(b)	this Note if presented for payment more than 30 days after the later of (i) the date on which such payment first becomes due or (ii) if the full amount of the monies payable has not been paid to the Holder of this Note on or prior to such date, the date on which the full amount of such monies has been paid to the Holder of this Note, except to the extent that the Holder of this Note would have been entitled to such period of 30 days; or

(c)	any estate, inheritance, gift, sales, transfer, excise or personal property tax or any similar Tax; or

(d)	any Tax imposed as a result of the failure of a holder or beneficial owner of this Note to comply with certification, identification, declaration or similar reporting requirements concerning the nationality, residence, identity or connection with Canada or any province or territory thereof or therein or agency thereof or therein of such holder or beneficial owner of this Note, if such compliance is required by statute or by regulation, as a precondition to reduction of, or exemption, from such Tax; or

(e)	any Tax that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after payment becomes due or is duly provided for, whichever occurs later; or

(f)	any Tax which is payable otherwise than by withholding or deduction from any payment made under or with respect to this Notes; or

(g)	any combination of the above items;
nor will such Additional Amounts be paid with respect to any payment on this Note to a holder or beneficial owner who is a fiduciary or partnership or other than the sole beneficial owner of this Note to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof would not have been entitled to receive a payment of such Additional Amounts had such beneficiary, settlor, member or beneficial owner received directly its beneficial or distributive share of such payment.
          This Note is one of a duly authorized Series of Debt Securities designated as 4.50% Notes, Series CC due March 15, 2012 issued under a trust indenture dated as of May 22, 2001 and a Fifth Series Supplement dated as of March 13, 2007 (collectively, as further amended, the “Indenture”), in each case between the Issuer and the Indenture Trustee. Reference is hereby made to the Indenture as to the nature and extent of the rights of the Holders of the Debt Securities of this Series, all to the same effect as if the provisions of the Indenture were herein set forth, to all of which provisions the Holder of this Note by acceptance hereof assents. All capitalized terms used but not defined herein have the meanings specified in the Indenture.
          Each Debt Security of this Series, including this Note, may be redeemed by the Issuer in whole or in part at any time upon not less than 30 days and not more than 60 days notice to the Holder hereof, in accordance with section 3.01 of the Indenture, at a Redemption Price equal to the greater of (a) the Discounted Value of this Note for the applicable Redemption Date, and (b) the outstanding principal amount of this Note, together in each case with all accrued and unpaid interest hereon to the Redemption Date. For the purpose of the preceding sentence, “Discounted Value” shall mean, for this Note and any Redemption Date, an amount equal to the sum of the present values of all remaining scheduled payments of principal and interest (not including any portion of the payment of interest accrued as of such Redemption Date) from such Redemption Date to the respective due dates for such payments until March 15, 2012 computed on a semi-annual basis by discounting such payments (assuming a 365 day year) to the Redemption Date at the Government of Canada Yield plus 15 basis points, and “Government of Canada Yield” shall mean, with respect to this Note and any Redemption Date, the mid market yield to maturity on the third Business Day (the “Determination Date”) preceding such Redemption Date, compounded semi-annually, which a non-callable Government of Canada Bond would carry if issued, in Canadian Dollars in Canada, at 100% of its principal amount on such date with a term to maturity which most closely approximates the remaining term to maturity of this Note from such Redemption Date as quoted by a dealer selected from time to time by the Issuer and approved by the Indenture Trustee at noon (Toronto time) on such Determination Date. In the case of any redemption of less than all of the Debt Securities of this Series, the Debt Securities to be redeemed will be selected by the Indenture Trustee on a pro rata basis or by such other method (which may include random selection by computer) as the Indenture Trustee may deem appropriate.
          In addition, this Note may be redeemed, together with all of the other Debt Securities of this Series, in whole, but not in part, at any time at the election of the Issuer for a Redemption Price equal to 100% of the outstanding principal amount of this Notes together with accrued and unpaid interest thereon to the Redemption Date, if the Issuer delivers to the Indenture Trustee an opinion of independent Canadian tax counsel experienced in such matters to the effect that the Issuer has become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the outstanding Debt Securities of this Series, any Additional Amounts as a result of a change in the laws (including any regulations promulgated thereunder) of Canada, or any province or territory thereof or therein or any agency thereof or therein having the power to tax, or any change in any official position regarding the application or interpretation of such laws or regulations, which change is announced or becomes effective on or after the Series Issuance Date; provided that the Issuer determines, in its business judgement, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to the Issuer (not including substitution of the obligor under the Debt Securities of this Series).
          The outstanding principal amount of this Note may become or be declared to be due and payable by the Indenture Trustee before maturity in the circumstances set out in Article 6 of the Indenture.

          This Note is transferable only in accordance with the provisions of the Indenture and subject to the last two sentences of this paragraph. No transfer of this Note shall be valid unless made on the Register kept by and at the principal office of the Registrar in Calgary, Alberta, by the Holder hereof or its attorney duly appointed by instrument in writing in form and execution satisfactory to the Registrar upon compliance with such reasonable requirements as the Registrar may prescribe. Except as otherwise provided in the Indenture, this Note may be transferred, in whole but not in part, only to another nominee of the Depositary for the 4.50% Notes, Series CC due March 15, 2012 or to a successor Depositary or to a nominee of such successor Depositary. Unless this certificate is presented by an authorized representative of CDS Clearing and Depository Services Inc. (“CDS”) to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued in respect thereof is registered in the name of CDS & CO., or in such other name as is requested by an authorized representative of CDS (and any payment is made to CDS & CO. or to such other entity as is requested by an authorized representative of CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, since the registered holder hereof, CDS & CO., has an interest herein.
          The Indenture contains provisions making binding upon all Holders of the Debt Securities of this Series, or upon the Holders of all Series outstanding under the Indenture, certain Holder Actions taken by the Holders of a specified majority of the Debt Securities of this Series, or of all Series, as the case may be, then outstanding.
          This Note shall not become obligatory for any purpose until certified by the Indenture Trustee.
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          IN WITNESS OF WHICH TELUS Corporation has caused this 4.50% Note, Series CC due March 15, 2012 to be signed by its duly authorized officer on March 13, 2007.

TELUS CORPORATION
by:
Name:
Title:

INDENTURE TRUSTEE’S CERTIFICATE
          This 4.50% Note, Series CC due March 15, 2012 is one of the 4.50% Notes, Series CC due March 15, 2012 referred to in the Indenture.

COMPUTERSHARE TRUST COMPANY OF CANADA
by:
Authorized Signing Officer

(Form of Registration Panel)
(No writing hereon except by the Indenture Trustee)

Date of Registration	In Whose Name Registered	Authorized Signature of Indenture Trustee

TELUS CORPORATION
as Issuer
and
COMPUTERSHARE TRUST COMPANY OF CANADA
as Indenture Trustee
FIFTH SERIES SUPPLEMENT
Dated as of March 13, 2007
Supplementing the Trust Indenture dated as of May 22, 2001 between TELUS Corporation, as Issuer and Computershare Trust Company of Canada, as Indenture Trustee, and providing for the issue of 4.50% Notes, Series CC due March 15, 2012 in the aggregate principal amount of Cdn.$300 million.

ARTICLE ONE INTERPRETATION

1.01	To be Read with Indenture; Governing Law	1
1.02	Definitions	2
1.03	Conflict Between Series Supplement and Indenture	4
1.04	Interpretation Provisions in Indenture	4
1.05	Exhibits	4

ARTICLE TWO DEBT SECURITIES

2.01	Creation and Designation	4
2.02	Limitation on Aggregate Principal Amount	4
2.03	Currency	5
2.04	Denominations	5
2.05	Date and Maturity	5
2.06	Interest	5
2.07	Additional Amounts	6
2.08	Redemption and Purchase	8
2.09	Sinking Fund	8
2.10	Defeasance	8
2.11	Form and Certification	8
2.12	Identification.	9
2.13	Non-Business Days.	9

ARTICLE THREE COVENANTS WITH RESPECT TO THE NOTES

3.01	Negative Covenants in the Indenture	9
3.02	Additional Negative Covenants	9
	(a) Negative Pledge	10
	(b) Sale and Lease-Back Transactions	10
	(c) Restricted Subsidiary Indebtedness	10

ARTICLE FOUR MISCELLANEOUS PROVISIONS

4.01	Confirmation of Indenture	11
4.02	Acceptance of Trusts	11
4.03	Counterparts and Formal Date	12